EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of July 26, 2000, (the "Effective Date"), by and between Rainwire Partners, Inc., a Delaware corporation (the "Company"), and Walter H. Elliott, III ("Employee"), an individual resident of the State of South Carolina.

                              W I T N E S S E T H:

     WHEREAS, the Company wishes to employ Employee as the Vice President, Business Operations and Mergers and Acquisitions ("Vice President") of the Company; and

     WHEREAS, the Company and Employee desire to enter into certain agreements providing for Employee's continued employment with the Company, and the Company, and Employee desire that Employee serve in an executive capacity with the Company on the terms hereinafter set forth.

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged and accepted, the parties hereby agrees as follows:

     1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the definition set forth below:

     (a) "Affiliate" shall mean any corporation, limited partnership, limited liability company or other entity engaged in the same business as the Company or a related business, which is controlled by or under common control with the Company.

     (b)  "Business of the  Company"  shall mean the  provision  of  intelligent
end-to-end  web   integration   and   communications   solutions  to  large  and
middle-market organizations.

     (c) "Cause" shall mean:

     (i) material act of fraud, dishonesty, misappropriation or similar act of bad faith on the part of Employee;

     (ii) a willful failure by Employee to comply with laws or regulations relating to the Business of the Company or relating to his employment with the Company;

     (iii) material or continuing failure by Employee to perform satisfactorily his duties for the Company (other than as a result of illness, vacation or Disability), but only after the Company shall have given Employee written notice specifying with particularity such failure, and Employee shall not have corrected such lack of performance within 30 days after such notice;

     (iv) a material breach of Section 7 of this Agreement;

     (v) as a result of Employee's negligence or willful misconduct, Employee shall commit any act that causes, or shall knowingly fail to take reasonable and appropriate action to prevent, any material injury to the financial condition or business reputation of the Company; or

     (vi) indictment for a felony.

     (d) "Change of Control" shall mean an acquisition of the Company by means of a merger, consolidation, sale of stock or sale of substantially all of the assets of the Company, where incident thereto, one or more of the following events occur:

     (i) the composition of the Board of Directors for the Company changes so that a majority of the Board of Directors is not comprised of individuals who were members of the Board of Directors immediately prior to such merger, consolidation or the sale of stock or assets;

     (ii) there is a reorganization (other than a mere change in identity, form or place of organization of the Company), merger or consolidation of the Company or any other transaction, with one or more business entities or persons as a result of which the shareholders of the Company holding fifty percent (50%) or more of the issued and outstanding shares of common stock of the Company acquire a right to receive, in exchange for or upon surrender of their stock in the Company, cash, property or securities not issued by the Company; or

     (iii) there is sale of (or agreement to sell or grant of a right or option to purchase) all or substantially all of the assets of the Company to any business entity or person.

     (e) "Confidential Information" shall mean any information which does not rise to the level of a Trade Secret, but is valuable to the Company and provided in confidence to Employee.

     (f) "Current Market Price" shall mean the average "Closing Price" of the Company's Common Stock for five (5) days immediately preceding any date of reference. For the purpose of determining Current Market Price, the "Closing Price" of the Common Stock on any business day shall be: (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, the last reported sale price of Common Stock on such exchange; (ii) if the Common Stock is listed or admitted for trading on any tier of The Nasdaq Stock Market, the last reported sale price of Common Stock on such tier; (iii) if the Common Stock is traded in the over-the-counter market, the average of the closing bid and asked prices for the Common Stock as quoted on the OTC Bulletin Board; or (iv) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

     (g) "Disability" shall mean an incapacity due to physical or mental illness or injury that is permanent in nature and prevents Employee from performing the substantial and material duties of his employment hereunder. Any such disability shall be deemed to be permanent in nature if such disability is expected to last for a period of six (6) consecutive months.

     (h) "Proprietary Information" shall mean collectively Trade Secrets and Confidential Information.

     (i) "Restricted Territory" shall mean a twenty-five (25) mile radius surrounding the location of the office in which the Employee performs his principal duties of the Company. Notwithstanding the foregoing, the Restricted Territory shall mean a one hundred (100) mile radius surrounding the location of the office in which the Employee performs his principal duties of the Company if Employee is terminated with Cause or Employee terminates this Agreement during the first eighteen (18) months of this Agreement.

     (j) "Trade Secret" shall mean any information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     2. Employment. The Company hereby employs the Employee as the Vice President of the Company on the terms stated herein, and Employee accepts such employment with the Company on the terms stated in this Agreement. The Company shall employ Employee for a term of three (3) years commencing on the Effective Date, unless sooner terminated pursuant to Section 6 hereof ("Initial Term"). This Agreement shall be automatically renewed for successive one (1) year renewal terms unless either the Company or Employee delivers to the other a written notice of its intent not to renew the Agreement at least sixty (60) days prior to the scheduled expiration date of this Agreement.

     3. Duties. In his capacity as Vice President, Employee shall perform the duties appropriate to such office or position, and such other duties and responsibilities as are assigned to him from time to time by the Chief Executive Officer of the Company. The Employee agrees that, during the term of his employment, he will devote his full productive time to the Company and will faithfully and diligently carry out his duties as Vice President of the Company. Employee will report to the Chief Executive Officer of the Company and shall comply with all of his reasonable and lawful directives.

     Additionally, Employee's duties and responsibilities include, but are not limited to, the following:

     (a) Oversee business operations:

     (i)  Creation  of   Departmental   expense   budgets  and  overall   fiscal
accountability;

     (ii) Creation of meaningful goals, forecasts and pro forma financials;

     (iii) Monitor sales, profitability and expense;

     (iv) Cultivate and manage banking and institutional investor relationships;

     (v) Develop financial reporting format and disseminate statements in timely manner;

     (vi) Create, implement, and manage credit policy; and

     (vii) Manage cash flows.

     (b) Coordinate "Public Company" requirements:

     (i) Oversee SEC reporting and filing requirements;

     (ii) Establish and maintain proactive shareholder relations;

     (iii) Coordinate the creation and dissemination of press releases; and

     (iv) Assist in the interaction with Market Makers.

     (c) Develop and manage Merger & Acquisition strategy:

     (i) Assist in creating candidate profile and prospecting;

     (ii) Coordinate due diligence;

     (iii) Participate in negotiations; and

     (iv) Manage legal advisors in document preparation.

     Employee agrees that during the term of his employment, he will not work for anyone else or engage in any activity in competition with or detrimental to the Company, provided, however, that Employee shall not be prohibited from engaging in educational, welfare, social, religious, civic, trade and industry-related organizations.

     4. Compensation.

     (a) Base Salary. The Company will pay Employee a base salary at the rate of not less than $100,000 per annum or such higher amount as determined semi-annually by the Compensation Committee of the Board of Directors of the Company ("Base Salary").

     Nothwithstanding the foregoing, in the event that the Board of Directors of the Company determines in its reasonable discretion that the cash flow generated by the business operations of the Company after payment of all salaries of employees that are not members of the executive management team and payment of the Company's operating expenses will not be sufficient to pay Employee's Base Salary, Employee will receive stock options in lieu of salary. All members of the executive management team will be treated equally unless, with approval of the Board of Directors, a member voluntarily wishes to receive more options than cash.

     The value of the foregoing stock options will be the difference between the Current Market Price of the Company's common stock and the exercise price of the stock options.

     (b) Bonus. As additional compensation for the performance of the services rendered by Employee, Employee will be entitled to participate in any bonus plan adopted by the Company for members of the executive management team.

     (c) Stock Options. Employee shall be eligible to receive options to purchase shares of common stock of the Company as determined by the Compensation Committee of the Board of Directors in accordance with the terms of the Company's Stock Option Plan, a copy of which is attached hereto as Exhibit A and made a part hereof.

     5. Additional Benefits.

     (a) Vacation. Employee shall be entitled to vacation time as outlined in the Company's "Team Playbook" (the Employee handbook developed by the Company, as amended from time to time).

     (b) Insurance. Employee shall receive the employee benefits such as health insurance, life insurance and disability insurance as provided, from time to time, to senior executives of the Company. In addition, Company hereby agrees to purchase a term life insurance policy for Employee payable to the beneficiary designated by Employee in the amount of $500,000.

     (c) Business Expenses. Upon submission of itemized expense statements in the manner specified by the Company, Employee shall be entitled to reimbursement for reasonable business and travel expenses duly incurred by Employee in the performance of his duties under this Agreement.

     (d) Automobile Allowance. Company hereby agrees to continue to provide Employee with the gray minivan currently used by Employee. Company agrees to review Employee's Automobile Allowance from time to time to determine whether a new Automobile Allowance is warranted.

     (e) Working Facilities. During the term of this Agreement, the company shall provide, at its expenses, adequate office space, furniture, equipment, supplies and personnel (including professional, clerical, support and other personnel) consistent with the past practices of the Company as shall be suitable in the opinion of the Board of Directors of the Company to the Executive's position and adequate for the Executive's use in performing his duties and responsibilities under this Agreement.

     (f) Directors' and Officers' Liability Insurance. The Executive shall be entitled to the protection of any directors' and officers' liability insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (to the extent the Executive is eligible for such coverage) in an amount and with such coverage as provided to directors and executives of the Company.

     6. Termination.

     (a) Termination for Cause. The Company shall have the right to terminate this Agreement for Cause. If the Company terminates Employee's employment for Cause, the Company shall have no further obligations hereunder accruing from and after the date of such termination of employment of Employee by the Company.

     (b) Death or Disability. This Agreement shall terminate upon Employee's death or Disability. A "Disability" with respect to Employee shall be deemed to occur by the Board of Directors of the Company. In the event that Employee or his representative shall disagree with the determination of the Board of Directors that a Disability has occurred, Employee or his representative shall be entitled to appoint a medical doctor and the Company shall be entitled to appoint a medical doctor and the two (2) doctors shall in turn appoint a third medical doctor who shall examine Employee to determine the question of Disability. The parties hereby agree that the determination of the medical doctor appointed by the medical doctor of Employee and the medical doctor of the Company shall be binding upon all parties to this Agreement.

     (c) Termination without Cause. The Chairman of the Company's Board of Directors shall have the right to relieve Employee of his duties hereunder for any reason and at any time. Such termination not for cause shall be effective on the date specified by the Board of Directors. A voluntary termination by Employee within sixty (60) days after the Company has reduced his status, materially reduced his responsibilities, reduced his salary in a manner not applied to all executive officers of the Company, or termination of Employee's employment due to Employee's death or Disability, will be deemed to be termination by the Company without Cause.

     (d) Termination Payments. In the event of the termination of Employee's employment with the Company, Employee will be paid an amount determined as follows:

     (i) In the event of termination of Employee's employment by reason of his death or Disability, Employee or in the case of Employee's death, Employee's surviving spouse or other beneficiary designated by Employee during his lifetime, or Employee's estate, as appropriate, will be entitled to payment of his Base Salary through the date of his termination of employment and for a period of six (6) months thereafter.

     (ii) In the event of termination of Employee's employment by reason of the Company terminating him for Cause or in the event that Employee voluntarily terminates his employment other than as provided in Section 6(c), he will be paid his Base Salary through the date of his termination of employment.

     (iii) In the event that Employee violates Section 7 of this Agreement, the Company's obligation to pay Employee pursuant to this Section 6 shall terminate.

     (iv) In the event of termination of Employee's employment by reason of the Company terminating him without cause and as damages therefor, Employee will be entitled to payment of his Base Salary through the date of his termination of employment and for a period of twelve (12) months thereafter.

     (v) If Employee's employment shall be terminated by Company or Employee within one (1) year after a Change in Control, Employee will be entitled to the payment of his Base Salary through the date of his termination and for a period of twelve (12) months thereafter.

     (vi) The termination payments due hereunder shall be in lieu of any and all other amounts for which Company may be liable under any laws, rules or regulations relating to the employer-employee relationship. As a condition to receipt of the termination payments provided for hereunder, Employee or his personal representative shall execute a general release of all claims in favor of the Company. Except as provided in Section 6(b) above, any amounts due from Company under this Section 6(d) shall be reduced, on a dollar for dollar basis, by the amount of any earnings derived by Employee from employment obtained after the termination date, and Employee agrees to provide to the Company verified information with respect to such earnings. In the event of the termination of employment of Employee by Company pursuant to Section 6(c) or in the event of a Change of Control, Employee hereby agrees to utilize his best efforts to locate new employment.

     (e) Confidentiality of Cause Notice. In the event of Employee's termination for Cause, the Company will provide Employee with prompt written notice stating with reasonable specificity the basis for the Company's action. Employee agrees that in the event he receives written notice of termination with Cause, Employee shall treat the contents of said notice as privileged and Employee shall have no action against the Company or any of its officers, agents or employees due to the contents of said notice unless the contents are intentionally false and malicious.

     7. Covenants.

     (a) Proprietary Information. Employee hereby acknowledges and agrees that in performing services under this Agreement, he will have access to Proprietary Information (as hereinafter defined). Employee further agrees as follows:

     (i) Employee shall (A) use the Proprietary Information exclusively for the purpose of fulfilling the obligations of this Agreement; (B) return the Proprietary Information, and any copies thereof, in his possession or under his control, to the Company upon request of the Company, or expiration or termination of this Agreement for any reason; and (C) except for disclosures to employees of the Company in the ordinary course of business, hold the Proprietary Information in confidence and not copy, publish or disclose to others or allow any other party to copy, publish or disclose to others in any form, any Proprietary Information without the prior written approval of the Chairman of the Board of the Company.

     (ii) The obligations and restrictions set forth in this Section 7(a) shall survive expiration or termination of this Agreement, for any reason, and shall remain in full force and effect as follows:

     (A) as to Trade Secrets, for an indefinite period after expiration or termination of this Agreement it being understood that disclosure of Company Trade Secrets shall never be permissible; and

     (B) as to Confidential Information, for a period of two (2) years after expiration or termination of this Agreement for any reason.

     (iii) The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other corporate rights, including those provided under copyright, corporate officer or director fiduciary duties, and trade secret and confidential information laws. The obligations set forth in this Section 7(a) shall not apply or shall terminate with respect to any particular portion of the Proprietary Information which (A) was in Employee's possession, free of any obligation of confidence, prior to his receipt from the Company, (B) Employee establishes is already in the public domain at the time the Company communicates it to Employee, or becomes available to the public through no breach of this Agreement by Employee, or (C) Employee establishes is received by Employee independently and in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential.

     (b) Ownership of Property. Employee agrees and acknowledges that all works of authorship and inventions, including but not limited to products, goods, know-how, Trade Secrets and Confidential Information, and any revisions thereof, in any form and in whatever stage of creation or development, arising out of or resulting from, or in connection with, the services provided by Employee to the Company under this Agreement (collectively, the "Property") are works made for hire and shall be the sole and exclusive property of the Company. Employee agrees to execute, when and if the need arises in the future, such documents as the Company may reasonably request for the purpose of effectuating the rights of the Company herein.

     (c) Covenant not to Compete. Employee agrees that during his employment and for one (1) year after the termination of his employment with the Company, Employee will not directly or indirectly own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business or enterprise located in the Restricted Territory that competes with the Business of the Company.

     (d) Non-Solicitation of Customer. Employee covenants and agrees that during the term of this Agreement, and for a period of eighteen (18) months thereafter, he will not on behalf of any person, firm, corporation or entity solicit business from customers of the Company that Employee had contact with, solicited, or performed services for during the term that Employee worked for the Company, including actively-sought prospective customers with whom Employee had material contact during the two (2) year period prior to Employee's termination, for the purpose of providing or selling products or services that are competitive with those provided by the Company in connection with the Business of the Company.

     (e) Non-Solicitation of Employees. Employee agrees that during his employment and for one (1) year after the termination of his employment with the Company, Employee will not solicit or in any manner attempt to induce employees to leave the Company's employment.

     (f) Injunctive Relief. Employee acknowledges and agrees that the remedy at law for any breach of the provisions of this Section 7 will be inadequate and that in the event of such breach the Company will suffer irreparable damage; accordingly, the Company shall be entitled to temporary and permanent injunctive relief in the event of breach without the necessity of proving monetary damages.

     8. Miscellaneous.

     (a) Severability. In the event that any provision or portion thereof of this Agreement is declared invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions or portions thereof shall nevertheless continue in full force and effect without being impaired or invalidated in any way or to any extent. Each of the covenants set forth in
Section 7 above on the part of Employee shall be construed as an agreement independent of any other covenant in this Agreement and independent of any other agreement between Employee and the Company. The existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants. The parties acknowledge that such covenants are reasonably necessary in light of the nature of the Business of the Company, the current marketplace and the extraordinary and unique position of Employee with the Company. Such covenants are not overly broad in meaning, term or other application for the necessary protection of the legitimate business interests of the Company or the legitimate interest of Employee.

     (b) Waiver of Breach. Failure or delay of either party to insist upon compliance with any provision hereof shall not operate as, and is not to be construed as, a waiver or amendment of such provision. Any express waiver of any provision of this Agreement shall not operate and is not to be construed as a waiver of any subsequent breach, whether occurring under similar or dissimilar circumstances.

     (c) Notice. All notices and other communications required or permitted to be given by this Agreement shall be in writing and shall be given and shall be deemed received upon (i) personal delivery, (ii) three(3) days after being mailed by first class mail (postage prepaid and return receipt requested) or
(iii) the next business day after being sent by an overnight delivery service in time for and specifying overnight delivery to the following addresses:

     if to the Company, to:

                           Rainwire Partners, Inc.
                           4940 Peachtree Industrial Blvd.
                           Norcross, Georgia 30071
                           Attn: President


                  or if to Employee, to:

                           Walter H. Elliott, III
                           205 Wainut Hill Dr.
                           Summerville, SC 29485

     or at such other address as either party hereto shall notify the other of in writing.

     (d) Entire Agreement. This Agreement contains the entire agreement and understanding by and between Employee and the Company with respect to the employment of Employee, and no representations, promises, agreements or understandings, written or oral, relating to the employment of Employee by the Company not contained or referenced herein or therein shall be of any force or effect.

     (e) Amendment. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing and signed by the Company and Employee.

     (f) Benefit. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.

     (g) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of South Carolina (without regard to any conflicts of laws provisions of the laws of such state).

     (h) Acknowledgement. By signing this Agreement, Employee acknowledges that the Company has advised Employee of his right to consult with an attorney prior to executing this Agreement; that he has the right to retain counsel of his own choosing concerning the agreement to arbitrate or any waiver of rights or claims; that he has read and fully understands the terms of this Agreement and/or has had the right to have it reviewed and approved by counsel of choice, with adequate opportunity and time for such review; and that he is fully aware of its contents and of its legal effect. Accordingly, this Agreement shall not be construed against any party on the grounds that the party drafted this Agreement. Instead, this Agreement shall be interpreted as though drafted equally by all parties.


                  [Remainder of page intentionally left blank]


     IN WITNESS WHEREOF, the parties have affixed their seals and executed and delivered this Agreement as of the date first above written.

                                                      COMPANY

                                                      Rainwire Partners, Inc.

Attest:                                                 By
                                                        Name
Secretary                                               Title
                                                        EMPLOYEE
                                                        By
Witness                                                 Walter H. Elliott, III